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                                                                       EXHIBIT 1


                       WAXMAN INDUSTRIES, INC. (NYSE: WAX)
                                  NEWS RELEASE


For Additional Information, Contact:   Armond Waxman, President
                                       Mark Wester, Vice President - Finance
                                       (440) 439-1830


               WAXMAN INDUSTRIES, INC. COMPLETES SALE OF U.S. LOCK
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         BEDFORD HEIGHTS, OHIO - January 8, 1999 - Waxman Industries, Inc.
(NYSE: WAX) announced today that its wholly-owned subsidiary, WOC Inc., has completed the sale of certain of the assets and liabilities of U.S. Lock to Barnett Inc. (Nasdaq: BNTT), a former subsidiary of Waxman, for a cash purchase price of approximately $33 million, subject to certain post-closing adjustments. The sale of U.S. Lock was effective January 1, 1999. Waxman continues to own 44.4% of Barnett.

         Waxman Industries, Inc. is a supplier of specialty plumbing products to the repair and remodeling market in the United States.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its deleveraging strategy and the refinancing of its bank credit facility in the intended manner, risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

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